Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-275898
Pricing Supplement SPBELN 763-C to the Prospectus dated December 20, 2023, the Series J Prospectus Supplement dated December 20, 2023, and the Product Prospectus Supplement PB-1 dated December 20, 2023
Royal Bank of Canada $1,600,000 Leveraged Buffered MSCI EAFE® Index-Linked Notes, due September 26, 2025
The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (September 26, 2025, subject to adjustment) is based on the performance of the MSCI EAFE® Index (which we refer to as the “underlier”) as measured from the trade date (May 24, 2024) to and including the determination date (September 24, 2025, subject to adjustment). If the final underlier level on the determination date is greater than the initial underlier level (2,358.87, which was the closing level of the underlier on the trade date), the return on your notes will be positive, subject to the maximum settlement amount of $1,158.40 for each $1,000 principal amount of the notes. If the final underlier level is less than the initial underlier level but greater than or equal to the buffer level of 90.00% of the initial underlier level, you will receive the principal amount of your notes. If the final underlier level is less than the buffer level, the return on your notes will be negative. You could lose your entire investment in the notes.
To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
•
if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 200% times (c) the underlier return, subject to the maximum settlement amount; or

•	if the underlier return is zero or negative but not below -10.00% (the final underlier level is equal to or less than the initial underlier level but not by more than 10.00%), $1,000; or
•
if the underlier return is negative and is below -10.00% (the final underlier level is less than the initial underlier level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) 100/90 (which is approximately 1.1111) times (b) the sum of the underlier return plus 10.00% times (c) $1,000. This amount will be less than $1,000.

Our initial estimated value of the notes as of the trade date was $981.06 per $1,000 principal amount, which is less than the original issue price. The actual value of the notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.
Your investment in the notes involves certain risks, including, among other things, our credit risk. See the section “Additional Risk Factors Specific to Your Notes” beginning on page PS-7 of this pricing supplement.
The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided in this pricing supplement so that you may better understand the terms and risks of your investment.
Original issue date:	June 3, 2024	Original issue price:	100.00% of the principal amount
Underwriting discount:	0.99% of the principal amount	Net proceeds to the issuer:	99.01% of the principal amount
See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-20 of this pricing supplement.
The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the notes or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes will not constitute deposits that are insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
RBC Capital Markets, LLC
Pricing Supplement dated May 24, 2024.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes.” Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “Royal Bank of Canada,” “the Bank,” “we,” “our” and “us” mean only Royal Bank of Canada and all references to “$” or “dollar” are to United States dollars. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 20, 2023, as supplemented by the accompanying prospectus supplement, dated December 20, 2023, of Royal Bank of Canada relating to the Senior Medium-Term Notes, Series J program of Royal Bank of Canada and references to the “accompanying product prospectus supplement PB-1” mean the accompanying product prospectus supplement PB-1, dated December 20, 2023, of Royal Bank of Canada.
This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Notes” beginning on page PS-4 of the accompanying product prospectus supplement PB-1. Please note that certain features described in the accompanying product prospectus supplement PB-1 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product prospectus supplement PB-1.

Key Terms
Issuer: Royal Bank of Canada
Underlier: the MSCI EAFE® Index (Bloomberg symbol, “MXEA Index”), as published by MSCI Inc. (“MSCI,” or the “underlier sponsor”)
Specified currency: U.S. dollars (“$”)
Denominations: $1,000 and integral multiples of $1,000 in excess of $1,000. The notes may only be transferred in amounts of $1,000 and increments of $1,000 thereafter
Principal amount: each note will have a principal amount of $1,000; $1,600,000 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement
Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at a price equal to the principal amount. Also, the buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the principal amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “—If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount” on page PS-12 of this pricing supplement
Cash settlement amount (on the stated maturity date): for each $1,000 principal amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:
•	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;
•
if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;

•	if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or
•
if the final underlier level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) the buffer rate  times (ii) the sum of the underlier return plus the buffer amount times (iii) $1,000. In this case, the cash settlement amount will be less than the principal amount of the notes, and you will lose some or all of the principal amount.

Initial underlier level: 2,358.87, which was the closing level of the underlier on the trade date
Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1 and subject to adjustment as provided under “General Terms of the Notes — Unavailability of the Level of the Underlier” on page PS-6 of the accompanying product prospectus supplement PB-1.
Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage
Upside participation rate: 200.00%
Cap level: 107.92% of the initial underlier level
Maximum settlement amount: $1,158.40 for each $1,000 principal amount of the notes
Buffer level: 90.00% of the initial underlier level (equal to an underlier return of -10.00%)
Buffer amount: 10.00%
Buffer rate: the quotient of the initial underlier level divided by the buffer level, which equals approximately 111.11%

Trade date: May 24, 2024
Original issue date (settlement date): June 3, 2024
Determination date: September 24, 2025, subject to adjustment as described under “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1
Stated maturity date: September 26, 2025, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” on page PS-5 of the accompanying product prospectus supplement PB-1
No interest: the offered notes will not bear interest
No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system
No redemption: the notes are not subject to redemption prior to maturity
Closing level: when we refer to the closing level of the underlier on any trading day, we mean the closing level of the underlier or any successor underlier reported by Bloomberg Financial Services, or any successor reporting service we may select, on such trading day. Currently, Bloomberg Financial Services reports the closing level of the underlier to fewer decimal places than the underlier sponsor. As a result, the closing level of the underlier reported by Bloomberg Financial Services may be lower or higher than its official closing level published by the underlier sponsor
Business day: as described under “General Terms of the Notes — Special Calculation Provisions — Business Day” on page PS-11 of the accompanying product prospectus supplement PB-1
Trading day: as described under “General Terms of the Notes — Special Calculation Provisions — Trading Day — Indices” on page PS-11 of the accompanying product prospectus supplement PB-1
Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-14 of the accompanying product prospectus supplement PB-1
ERISA: as described under “Benefit Plan Investor Considerations” on page 61 of the accompanying prospectus
Calculation agent: RBC Capital Markets, LLC (“RBCCM”)
Dealer: RBCCM
U.S. tax treatment: by purchasing a note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion in the accompanying prospectus under “Tax Consequences,” the discussion in the accompanying prospectus supplement under “Certain Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the accompanying product prospectus supplement PB-1 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the notes.
Canadian tax treatment: for a discussion of certain Canadian federal income tax consequences of investing in the notes, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus
CUSIP no.: 78017FZM8
ISIN no.: US78017FZM84
FDIC: the notes will not constitute deposits that are insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other Canadian or U.S. governmental agency
Indenture: the notes will be issued under our senior debt indenture, as amended and supplemented through June 22, 2023, which is described in the accompanying prospectus. Please see the section “Description of Debt Securities” beginning on page 4 of the prospectus for a description of the senior debt indenture, including the limited circumstances that would constitute an event of default under the notes that we are offering

HYPOTHETICAL EXAMPLES
The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity, assuming all other variables remain constant.
The examples below are based on a range of final underlier levels that are entirely hypothetical. No one can predict what the underlier level will be on any day during the term of your notes, and no one can predict what the final underlier level will be. The underlier has been highly volatile in the past—meaning that the underlier level has changed considerably in relatively short periods—and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date with a $1,000 principal amount and are held to maturity. If you sell your notes in any secondary market prior to maturity, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and the volatility of the underlier. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by RBCCM and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the principal amount. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Risks Relating to the Initial Estimated Value of the Notes — The Price, if Any, at Which You May Be Able to Sell Your Notes Prior to Maturity May Be Less than the Original Issue Price and Our Initial Estimated Value” below. The information in the table also reflects the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Upside participation rate	200%
Cap level	107.92% of the initial underlier level
Maximum settlement amount	$1,158.40
Buffer level	90.00% of the initial underlier level
Buffer rate	, which equals approximately 111.11%
Buffer amount	10.00%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change affecting the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at a price equal to the principal amount and held to the stated maturity date

The actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier—Historical Performance of the Underlier” below. Before investing in the notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the stocks included in the underlier (the “underlier stocks”).
The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 principal amount of the notes at maturity would equal the principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as a Percentage of the Initial Underlier Level)	Hypothetical Cash Settlement Amount (as a Percentage of the Principal Amount)
160.000%	115.840%
150.000%	115.840%
140.000%	115.840%
130.000%	115.840%
120.000%	115.840%
110.000%	115.840%
107.920%	115.840%
107.000%	114.000%
105.000%	110.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above. As a result, if you purchased your notes at the principal amount on the settlement date and held them to maturity, you would lose approximately 72.222% of your investment.
If the final underlier level were determined to be 160.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the principal amount), or 115.840% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above. As a result, if you purchased your notes at the principal amount on the settlement date and held them to maturity, you would not benefit from any increase in the final underlier level over 107.920% of the initial underlier level.

The following chart also illustrates the hypothetical cash settlement amounts (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than the buffer level would result in a hypothetical cash settlement amount of less than 100.00% of the principal amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. On the other hand, any hypothetical final underlier level that is greater than the initial underlier level (the section right of the 100.00% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than 100.00% of the principal amount of your notes on a leveraged basis (the section above the 100.00% marker on the vertical axis), subject to the maximum settlement amount.

■ The Note Performance	■ The Underlier Performance

No one can predict the final underlier level. The actual amount that a holder of the notes will receive at maturity and the actual return on your investment in the notes, if any, will depend on the actual final underlier level, which will be determined by the calculation agent as described below. In addition, the actual return on your notes will further depend on the original issue price. Moreover, the assumptions on which the hypothetical table and chart are based may turn out to be inaccurate. Consequently, the return on your investment in the notes, if any, and the actual cash settlement amount to be paid in respect of the notes at maturity may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement and page 1 of the accompanying prospectus. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated December 20, 2023, as supplemented by the accompanying prospectus supplement, dated December 20, 2023, and the accompanying product prospectus supplement PB-1, dated December 20, 2023, of Royal Bank of Canada. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks included in the underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to the Terms of the Notes
You May Lose Your Entire Investment in the Notes
The principal amount of your investment is not protected and you may lose a significant amount, or even all of your investment in the notes. The cash settlement amount, if any, will depend on the performance of the underlier and the change in the level of the underlier from the trade date to the determination date, and you may receive significantly less than the principal amount of the notes. Subject to our credit risk, you will receive at least the principal amount of the notes at maturity only if the final underlier level is greater than or equal to the buffer level. If the final underlier level is less than the buffer level, then you will lose, for each $1,000 in principal amount of the notes, an amount equal to the product of (i) the buffer rate times (ii) the sum of underlier return plus the buffer amount times (iii) $1,000. You could lose some or all of the principal amount. Thus, depending on the final underlier level, you could lose a substantial portion, and perhaps all, of your investment in the notes, which would include any premium to the principal amount you may have paid when you purchased the notes.
In addition, if the notes are not held until maturity, assuming no changes in market conditions or to our creditworthiness and other relevant factors, the price you may receive for the notes may be significantly less than the price that you paid for them.
Your Notes Will Not Bear Interest
You will not receive any interest payments on the notes. Even if the amount payable on the notes at maturity exceeds the principal amount of the notes, the overall return you earn on the notes may be less than you would otherwise have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Potential for the Value of Your Notes to Increase Will Be Limited
Your ability to participate in any change in the level of the underlier over the term of your notes will be limited because of the cap level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the term of your notes. Accordingly, the amount payable for each of your notes may be significantly less than your return had you invested directly in the underlier stocks.
The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date
The amount payable on your notes will be based on the final underlier level. Therefore, for example, if the closing level of the underlier decreased precipitously on the determination date, the amount payable at maturity may be significantly less than it would otherwise have been had the amount payable been linked to the closing level of the underlier prior to that decrease. Although the actual level of the underlier at maturity or at other times during the term of the notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than the determination date.
Payment of the Amount Payable on Your Notes Is Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of Your Notes
The notes are our unsecured debt obligations. Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the notes. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the notes.
Risks Relating to the Initial Estimated Value of the Notes
Our Initial Estimated Value of the Notes Is Less than the Original Issue Price
Our initial estimated value of the notes that is set forth on the cover page of this pricing supplement is less than the original issue price of the notes. This amount does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the notes in any secondary market (if any exists) at any time. This is due to, among other things, the fact that the original issue price of the notes reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the original issue price of the underwriting discount and the costs relating to our hedging of the notes.
The Price, if Any, at Which You May Be Able to Sell Your Notes Prior to Maturity May Be Less than the Original Issue Price and Our Initial Estimated Value
Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than the original issue price and our initial estimated value. This is because any such sale price would not be expected to include the underwriting discount or our estimated profit and the costs relating to our hedging of the notes. In addition, any price at which you may sell the notes is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions. In addition, the value of the notes determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the notes and determine the initial estimated value. As a result, the secondary market price of the notes will be less than if the internal funding rate was used. These factors, together with various credit, market and economic factors over the term of the notes, and, potentially, changes in the level of the underlier, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
As set forth below in the section “Supplemental Plan of Distribution (Conflicts of Interest),” for a limited period of time after the trade date, your broker may repurchase the notes at a price that is greater than the estimated value of the notes at that time. However, assuming no changes in any other relevant factors, the price you may receive if you sell your notes is expected to decline gradually during that period.
The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set
Our initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the underlier stocks, interest rates and volatility, and the expected term of the notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the notes or similar securities at a price that is significantly different than we do.
The value of the notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the notes in any secondary market, if any, should be expected to differ materially from our initial estimated value of your notes.
Risks Relating to the Secondary Market for the Notes
The Notes May Not Have an Active Trading Market
The notes will not be listed on any securities exchange. The dealer intends to offer to purchase the notes in the secondary market, but is not required to do so. The dealer or any of its affiliates may stop any market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to easily trade or sell the notes. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which the dealer is willing to buy the notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
If you sell your notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer substantial losses.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
The following factors, among others, many of which are beyond our control, may influence the market value of your notes:
•	the level of the underlier;
•	the volatility—i.e., the frequency and magnitude of changes—of the level of the underlier;
•	the dividend rates of the underlier stocks;
•	economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks;
•	interest and yield rates in the market;
•	the time remaining until the notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.
If the Level or Price of the Underlier or the Underlier Stocks Changes, the Market Value of the Notes May Not Change in the Same Manner
The notes may trade quite differently from the performance of the underlier or the underlier stocks. Changes in the level or price, as applicable, of the underlier or the underlier stocks may not result in a comparable change in the market value of the notes. Some of the reasons for this disparity are discussed under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Risks Relating to the Underlier
An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets
The underlier tracks the value of certain foreign equity securities. The underlier consists of twenty-one developed equity market country indices, which are in turn comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the underlier may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
The Notes Are Linked to the Underlier, and Are Therefore Subject to Foreign Currency Exchange Rate Risk
The payment amount on the notes will be calculated based on the underlier, and the prices of the underlier stocks are converted into U.S. dollars for purposes of calculating the level of the underlier. As a result, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented by the underlier. An investor’s net exposure will depend on the extent to which the currencies represented by the underlier strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented by the underlier. If, taking into account such weight, the dollar strengthens against such currencies, the level of the underlier will be adversely affected and the amount payable, if any, at maturity of the notes may be reduced.
Foreign currency exchange rates vary over time, and may vary considerably during the life of the notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions.
Of particular importance are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments;
•	the extent of governmental surpluses or deficits in the relevant countries; and
•	other financial, economic, military and political factors.
All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the various component countries and the United States and other countries important to international trade and finance.
It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.
You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stock issuers or any other rights with respect to the underlier stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the underlier stocks.
The Return on the Notes Will Not Reflect Any Dividends Paid on the Underlier Stocks
The underlier sponsor calculates the levels of the underlier by reference to the prices of the underlier stocks without taking account of the value of dividends paid on those underlier stocks. Therefore, the return on the notes will not reflect the return you would realize if you actually owned the underlier stocks and received the dividends paid on those underlier stocks.

We Will Not Hold Any of the Underlier Stocks for Your Benefit, if We Hold Them at All
The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the underlier stocks that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any of these securities. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
Past Underlier Performance Is No Guide to Future Performance
The actual performance of the underlier over the term of the notes may bear little relation to the historical levels of the underlier. Likewise, the amount payable at maturity may bear little relationship to the hypothetical return table or chart set forth elsewhere in this pricing supplement. We cannot predict the future performance of the underlier. Trading activities undertaken by market participants, including certain investors in the notes or their affiliates, including in short positions and derivative positions, may adversely affect the level of the underlier.
The Policies of the Underlier Sponsor and Changes that Affect the Underlier or the Underlier Stocks Could Affect the Amount Payable on the Notes, if Any, and Their Market Value
The policies of the underlier sponsor concerning the calculation of the levels of the underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting such underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the underlier, could affect the levels of the underlier and, therefore, the amount payable on the notes, if any, at maturity and the market value of the notes prior to maturity. The amount payable on the notes, if any, and their market value could also be affected if the underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the underlier, or if the underlier sponsor discontinues or suspends calculation or publication of the level of the underlier, in which case it may become difficult to determine the market value of the notes. If events such as these occur, the calculation agent will determine the amount payable, if any, at maturity as described herein.
The Calculation Agent Can Postpone the Determination of the Final Underlier Level if a Market Disruption Event Occurs or Is Continuing
The determination of the final underlier level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the determination date with respect to the underlier. If such a postponement occurs, the calculation agent will use the closing level of the underlier on the first subsequent trading day on which no market disruption event occurs or is continuing, subject to the limitations set forth in the accompanying product prospectus supplement PB-1. If a market disruption event occurs or is continuing on a determination date, the stated maturity date for the notes could also be postponed.
If the determination of the level of the underlier for any determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the underlier will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement PB-1.
There Is No Affiliation Between Any Underlier Stock Issuers or the Underlier Sponsor and Us or the Dealer, and Neither We Nor the Dealer Is Responsible for Any Disclosure by Any of the Underlier Stock Issuers or the Underlier Sponsor
We are not affiliated with the issuers of the underlier stocks or with the underlier sponsor. As discussed herein, however, we, the dealer, and our other affiliates may currently, or from time to time in the future, engage in business with the issuers of the underlier stocks. Nevertheless, none of us, the dealer, or our respective affiliates assumes any responsibility for the accuracy or the completeness of any information about the underlier or any of the underlier stocks. You, as an investor in the notes, should make your own investigation into the underlier and the underlier stocks. See the section below entitled “The Underlier” for additional information about the underlier.
Neither the underlier sponsor nor any issuers of the underlier stocks are involved in this offering of the notes in any way, and none of them have any obligation of any sort with respect to the notes. Thus, neither the underlier sponsor nor any of the issuers of the underlier stocks have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of the notes.
Risks Relating to Our Business and Hedging Activities, and Conflicts of Interest
Our Hedging Activities and/or Those of Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes
The dealer or one or more of our other affiliates and/or distributors has hedged or expects to hedge its obligations under the hedging transaction that it may enter into with us by purchasing futures and/or other instruments linked to the underlier or the underlier stocks. The dealer or one or more of our other affiliates and/or distributors also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier or one or more of the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date.
We, the dealer, or one or more of our other affiliates and/or distributors may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level or price of the underlier or the underlier stocks. Any of these hedging activities may adversely affect the level of the underlier —directly or indirectly by affecting the price of the underlier stocks—and therefore the market value of the notes and the amount you will receive, if any, on the notes. In addition, you should expect that these transactions will cause us, the dealer or our other affiliates and/or distributors, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. We, the dealer and our other affiliates and/or distributors will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of the notes may decline. Additionally, if the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.
Market Activities by Us and by the Dealer for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes
We, the dealer and our other affiliates provide a wide range of financial services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the dealer and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the underlier stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the underlier and/or the value of the notes. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlier and the market value of your notes, and you should expect that our interests and those of the dealer and/or our other affiliates, or our clients or counterparties, will at times be adverse to those of investors in the notes.
In addition to entering into these transactions itself, we, the dealer and our other affiliates may structure these transactions for our clients or counterparties, or otherwise advise or assist clients or counterparties in entering into these transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of us, the dealer or our other affiliates in connection with the notes, through their market-making activities, as a swap counterparty or otherwise; enabling us, the dealer or our other affiliates to comply with internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling us, the dealer or our other affiliates to take directional views as to relevant markets on behalf of itself or our clients or counterparties that are inconsistent with or contrary to the views and objectives of investors in the notes.
We, the dealer and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the underlier stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that we, the dealer and our other affiliates will offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
We, the Dealer and Our Other Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Underlier Stocks
We, the dealer and our other affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that we, the dealer and our other affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the underlier stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within us, the dealer or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors of the notes.
As the Calculation Agent, RBCCM Will Have the Authority to Make Determinations that Could Affect the Amount You Receive, if Any, at Maturity
As the calculation agent for the notes, RBCCM will have discretion in making various determinations that affect the notes, including determining the final underlier level, which will be used to determine the cash settlement amount at maturity, and determining whether to postpone the determination date because of a market disruption event or because that day is not a trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier, as described under “General Terms of the Notes—Unavailability of the Level of the Underlier” on page PS-6 of the accompanying product prospectus supplement PB-1. The exercise of this discretion by RBCCM, which is our wholly owned subsidiary, could adversely affect the value of the notes and may create a conflict of interest between you and RBCCM. For a description of market disruption events as well as the consequences of the market disruption events, see the section entitled “General Terms of the Notes—Market Disruption Events” beginning on page PS-7 of the accompanying product prospectus supplement PB-1. We may change the calculation agent at any time without notice, and RBCCM may resign as calculation agent at any time.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Underlier
In the ordinary course of business, we, the dealer, our other affiliates and any additional dealers, including in acting as a research provider, investment advisor, market maker, principal investor or distributor, may express research or investment views on expected movements in the underlier or the underlier stocks, and may do so in the future. These views or reports may be communicated to our clients, clients of our affiliates and clients of any additional dealers, and may be inconsistent with, or adverse to, the objectives of investors in the notes. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the underlier or the underlier stocks may at any time have significantly different views from those of these entities. For these reasons, you are encouraged to derive information concerning the underlier or the underlier stocks from multiple sources, and you should not rely solely on views expressed by us, the dealer, our other affiliates, or any additional dealers.
Risks Relating to Taxation and Investors that Are Insurance Companies or Employee Benefit Plans
Significant Aspects of the Income Tax Treatment of an Investment in the Notes Are Uncertain
The tax treatment of an investment in the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of an investment in the notes, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement.
The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.
Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement PB-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.
Certain Considerations for Insurance Companies and Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Benefit Plan Investor Considerations” on page 61 in the accompanying prospectus.
Additional Risks Relating to the Notes
We May Sell an Additional Aggregate Amount of the Notes at a Different Original Issue Price
At our sole option, we may decide to sell an additional aggregate amount of the notes subsequent to the trade date. The price of the notes in the subsequent sale may differ substantially (higher or lower) from the principal amount.
If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount
The cash settlement amount will not be adjusted based on the original issue price. If the original issue price for your notes differs from the principal amount, the return on your notes held to maturity will differ from, and may be substantially less than, the return on notes for which the original issue price is equal to the principal amount. If the original issue price for your notes represents a premium to the principal amount and you hold them to maturity, the return on your notes will be lower than the return on notes for which the original issue price is equal to the principal amount or represents a discount to the principal amount.
In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.
Non-U.S. Investors May Be Subject to Certain Additional Risks
The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
This pricing supplement contains a general description of certain U.S. tax considerations relating to the notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.
For a discussion of certain Canadian federal income tax consequences of investing in the notes, please see the section entitled “Tax Consequences — Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as that term is defined in “Tax Consequences — Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

THE UNDERLIER
General
The underlier is the MSCI EAFE® Index (Bloomberg ticker “MXEA”). All information contained in this pricing supplement regarding the underlier including, without limitation, its make-up, method of calculation and changes in its components and its historical closing values, is derived from publicly available information prepared by the underlier sponsor. Such information reflects the policies of, and is subject to change by, the underlier sponsor. The underlier sponsor owns the copyright and all rights to the underlier. The underlier sponsor is under no obligation to continue to publish, and may discontinue publication of, the underlier. The consequences of the underlier sponsor discontinuing or modifying the underlier are described in the section entitled “General Terms of the Notes—Unavailability of the Level of the Underlier” on page PS-6 of the accompanying product prospectus supplement PB-1.
The underlier is calculated and maintained by the underlier sponsor. Neither we nor RBCCM has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier or underlier sponsor in connection with the offering of the notes. In connection with the offering of the notes, neither we nor RBCCM makes any representation that such publicly available information regarding the underlier or underlier sponsor is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the offering of the notes (including events that would affect the accuracy or completeness of the publicly available information described in this pricing supplement) that would affect the level of the underlier or have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity and therefore the market value of the notes.
We, the dealer or our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the underlier stocks of the underlier without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services. In the course of business, we, the dealer or our respective affiliates may acquire non-public information about one or more of such issuers and none of us, the dealer or our respective affiliates undertake to disclose any such information to you. In addition, we, the dealer or our respective affiliates from time to time have published and in the future may publish research reports with respect to such issuers. These research reports may or may not recommend that investors buy or hold the securities of such issuers. As a prospective purchaser of the notes, you should undertake an independent investigation of the underlier or of the issuers of the underlier stocks to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the notes.
Additional information about the underlier (including sector weights and country weights) may be found on the underlier sponsor’s website. We are not incorporating by reference the website of the underlier sponsor or any material it includes into this pricing supplement. In this pricing supplement, unless the context requires otherwise, references to the underlier will include any successor underlier to the underlier and references to the underlier sponsor will include any successor thereto.
Description of the Underlier
The MSCI EAFE® Index
The underlier is intended to measure equity market performance in developed market countries, excluding the United States and Canada. The underlier is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The underlier is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The underlier is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” below. The underlier is currently comprised of companies from the following developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the U.K.
The underlier is sponsored by MSCI Inc. (“MSCI”). MSCI determines the composition and relative weightings of the component securities of the underlier and publishes information regarding the market value of the underlier. The underlier is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets (“DM,” “EM,” and “FM,” respectively).
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
• defining the equity universe;
• determining the market investable equity universe for each market;
• defining market capitalization size segments for each market;
• applying index continuity rules for the MSCI Standard Index;
• creating style segments within each size segment within each market; and
• classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
• Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets

(“EM”). All listed equity securities, including Real Estate Investment Trusts and certain income trusts in Canada, are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not eligible for inclusion, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not. Preferred shares that exhibit characteristics of equity securities are analyzed for eligibility by MSCI on a case-by-case basis. Stapled securities are considered eligible if each of the underlying components exhibit characteristics of equity securities.
• Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) is classified in only one country. All securities in the Equity Universe classified into a Developed Market make up the DM Equity Universe, while all securities in the Equity Universe classified into an Emerging Market make up the EM Equity Universe. Additionally, all securities in the Equity Universe classified into a Frontier Market make up the FM Equity Universe.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by identifying eligible listings for each security in the equity universe and applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
The global investable equity universe is the aggregation of all market investable equity universes. The Developed Market investable equity universe is the aggregation of all the market investable equity universes for developed markets.
A security may be listed in the country where it is classified (i.e. local listing) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local or foreign listing. A security may be represented by a foreign listing only if:
• The security is classified in a country that meets the Foreign Listing Materiality Requirement, and
• The security’s foreign listing is traded on an eligible stock exchange of: a DM country if the security is classified in a DM country, a DM or an EM country if the security is classified in an EM country, or a DM or an EM or a FM country if the security is classified in a FM country.
If a country does not meet the Foreign Listing Materiality Requirement set forth in the index methodology, then securities in that country may not be represented by a foreign listing in the global investable equity universe.
The investability screens used to determine the investable equity universe in each market are as follows:
• Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. This minimum full market capitalization is referred to as the Equity Universe Minimum Size Requirement. The Equity Universe Minimum Size Requirement applies to all companies in all markets, Developed and Emerging, and is derived as follows: first, the companies in the DM Equity Universe are sorted in descending order of full market capitalization and the cumulative coverage of free float-adjusted market capitalization of the DM Equity Universe is calculated at each company; second, when the free float-adjusted market capitalization coverage of 99% of the sorted Equity Universe is achieved, the full market capitalization of the company at that point defines the Equity Universe Minimum Size Requirement. The rank of each company by descending order of full market capitalization within the DM Equity Universe is noted, and will be used in determining the Equity Universe Minimum Size Requirement at the next rebalance.
• Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
• DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that mitigates the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities, together with the three-month frequency of trading, are used to select securities with a sound long- and short-term liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of a Developed Market, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters is required for inclusion of a security in a market investable equity universe of an Emerging Market. Certain securities in the MSCI China Equity Universe are not eligible for inclusion in the market investable equity universe unless they meet additional requirements as described further in the index methodology Only one listing per security may be included in the market investable equity universe and priority rules described in the index methodology will be applied in instances when a security has two or more eligible listings that meet the above liquidity requirements. A stock-price limit of $10,000 has been set, thus securities with stock prices above $10,000 fail the liquidity screening. The stock-price limit applies only for non-constituents of the MSCI Global Investable Markets Indexes and does not apply to constituents of the MSCI Global Investable Market Indexes if the stock price surpasses the $10,000 threshold.

• Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe. MSCI may make exceptions to this general rule in the limited cases where the exclusion of securities of a very large company would compromise the Standard Index’s ability to fully and fairly represent the characteristics of the underlying market.
• Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of an index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of an index review.
• Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%. The index methodology applies an adjustment to securities within the market investable equity universe that have foreign room less than 25%.
• Financial Reporting Requirement: this investability screen is applied at the company level.
Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size-based indices:
• Investable Market Index (Large + Mid + Small);
• Standard Index (Large + Mid);
• Large Cap Index;
• Mid Cap Index; or
• Small Cap Index.
MSCI sets a minimum size cutoff for each size-segment in each market using a size range for all markets derived from a free float-adjusted target market capitalization of the global investable equity universe, together with a target free float-adjusted coverage range set within each individual market investable universe. The intersection of these ranges specifies a size and coverage target area. This is done for each of the three size-segment indexes, namely the Investable Market Index, the Standard Index, and the Large Cap Indexes.
Creating the size segment indices in each market involves the following steps:
• defining the market coverage target range for each size segment;
• determining the global minimum size range for each size segment;
• determining the market size-segment cutoffs and associated segment number of companies;
• assigning companies to the size segments; and
• applying final size-segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P Dow Jones Indexes, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
 Calculation Methodology for the MSCI Indices
The performance of each MSCI index is a free float weighted average of the U.S. dollar values of its component securities.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London time.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:
(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
a. updating the indices on the basis of a fully refreshed equity universe;
b. taking buffer rules into consideration for migration of securities across size and style segments; and
c. updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:
a. including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
b. allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
c. reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including RBCCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the underlier or any successor to the underlier.
License Agreement with MSCI
We have entered into a non-exclusive license agreement with MSCI providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the underlier in connection with securities, including the notes. The underlier is owned and published by MSCI.
The license agreement between MSCI and us provides that the following language must be set forth in this pricing supplement:
THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY ROYAL BANK OF CANADA AND ITS AFFILIATES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.
ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF

ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trade mark or service mark rights to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim affiliation with MSCI without the prior written permission of MSCI.

Historical Performance of the Underlier
The closing levels of the underlier have fluctuated in the past and may experience significant fluctuations in the future. Any historical upward or downward trend in the closing levels of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of the notes.
The historical levels of the underlier are provided for informational purposes only. You should not take the historical levels of the underlier as an indication of its future performance. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the original issue price at maturity. Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier. Moreover, in light of current market conditions, the trends reflected in the historical performance of the underlier may be less likely to be indicative of the performance of the underlier over the term of the notes than would otherwise have been the case. The actual performance of the underlier over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.
The graph below shows the daily historical closing levels of the underlier from May 26, 2014 through May 24, 2024. We obtained the closing levels of the underlier listed in the graph below from Bloomberg Financial Services, without independent verification. Currently, Bloomberg Financial Services reports the closing level of the underlier to fewer decimal places than the underlier sponsor.
Historical Performance of the MSCI EAFE® Index

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the underlier or the notes (for example, upon the underlier rebalancing), and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the underlier or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We have agreed to sell to RBCCM, and RBCCM has agreed to purchase from us, the principal amount of the notes specified, at the price specified, on the cover page of this pricing supplement. RBCCM has informed us that, as part of its distribution of the notes, it will reoffer them at a purchase price equal to 99.01% of the principal amount to one or more other dealers who will sell them to their customers. A fee will also be paid to iCapital Markets LLC, a broker-dealer with no affiliation with us, for services it is providing in connection with this offering. An affiliate of Goldman Sachs & Co. LLC, which is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest in iCapital Markets, LLC. In the future, RBCCM or one of its affiliates, may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution―Conflicts of Interest” in the accompanying prospectus.
We will deliver the notes against payment therefor in New York, New York on June 3, 2024, which is the fifth scheduled business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, and effective May 28, 2024, in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one or two business days before delivery, as applicable, will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.
RBCCM may use this pricing supplement in the initial sale of the notes. In addition, RBCCM or any other affiliate of Royal Bank of Canada may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
RBCCM or another of our affiliates may make a market in the notes after the trade date; however, it is not obligated to do so. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which RBCCM may repurchase the notes may be higher than their estimated value at that time. This is because the estimated value of the notes will not include the underwriting discount or our hedging costs and profits; however, the price at which RBCCM may repurchase the notes during that period may initially be a higher amount, reflecting the addition of a portion of the underwriting discount and our estimated costs and profits from hedging the notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which RBCCM would be willing to purchase the notes at that time, and could be lower than RBCCM’s price.
STRUCTURING THE NOTES
The notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. This relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the underwriting discount and the fees and expenses associated with structured notes, reduced the initial estimated value of the notes at the time their terms were set.

In order to satisfy our payment obligations under the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the notes. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-14 of the accompanying product prospectus supplement PB-1.
The lower implied borrowing rate, the underwriting discount and the hedging-related costs relating to the notes reduced the economic terms of the notes to you and resulted in the initial estimated value for the notes on the trade date being less than their original issue price. See “Risk Factors—Risks Relating to the Initial Estimated Value of the Notes—Our Initial Estimated Value of the Notes Is Less than the Original Issue Price.”
TERMS INCORPORATED IN THE MASTER NOTE
All of the terms appearing in the section “Summary Information,” including the items captioned “calculation agent” and “U.S. tax treatment,” in this pricing supplement, the terms appearing under the caption “General Terms of the Notes—Defeasance, Default Amount, Other Terms,” the terms appearing under the captions “—Unavailability of the Level of the Underlier,” “—Market Disruption Events,” “—Payment of Additional Amounts” and “— Default Amount on Acceleration” in the product prospectus supplement PB-1 and the applicable terms included in the Series J MTN prospectus supplement, dated December 20, 2023 and the prospectus, dated December 20, 2023 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on us and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to our Form 6-K dated December 20, 2023.

TABLE OF CONTENTS

Pricing Supplement

Summary Information	PS-2
Hypothetical Examples	PS-4
Additional Risk Factors Specific to Your Notes	PS-7
The Underlier	PS-14
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-20
Supplemental Plan of Distribution (Conflicts of Interest)	PS-20
Structuring the Notes	PS-20
Terms Incorporated in the Master Note	PS-21
Validity of the Notes	PS-21

Product Prospectus Supplement PB-1 dated December 20, 2023

Summary	PS-1
Risk Factors	PS-3
General Terms of the Notes	PS-4
Hypothetical Returns on Your Notes	PS-13
Use of Proceeds and Hedging	PS-14
Historical Underlier Information	PS-15
Supplemental Discussion of Canadian Tax Consequences	PS-16
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-17
Supplemental Plan of Distribution	PS-22

Prospectus Supplement dated December 20, 2023

About This Prospectus Supplement	i
Risk Factors Summary	S-1
Risk Factors	S-3
Use of Proceeds	S-14
Description of the Notes We May Offer	S-15
Certain Income Tax Consequences	S-39
Supplemental Plan of Distribution	S-43
Documents Filed as Part of the Registration Statement	S-45

Prospectus dated December 20, 2023

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	ii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Statements	2
Use of Proceeds	3
Description of Debt Securities	4
Description of Common Shares	25
Description of First Preferred Shares	27
Description of Warrants	29
Non-Viability Contingent Capital Provisions	37
Ownership and Book-Entry Issuance	38
Tax Consequences	44
Plan of Distribution	58
Conflicts of Interest	60
Benefit Plan Investor Considerations	61
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	62
Validity of Securities	63
Experts	63
Other Expenses of Issuance and Distribution	63
We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product prospectus supplement PB-1, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its respective date.

$1,600,000

Royal Bank of Canada

Leveraged Buffered MSCI EAFE® Index-
Linked Notes, due September 26, 2025

RBC Capital Markets, LLC